Exhibit 99.1

Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053
srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports First Quarter 2010 Financial Results

•	Revenue increased 41% over 2009 to $63.2 million

•	Penn Foster acquisition contributes $26.4 million in revenue

•	Raised net proceeds of $44.4 million and paid off the second lien bridge financing facility in April 2010

•	Finalized joint venture with the National Labor College and AFL-CIO

FRAMINGHAM, MA – May 6, 2010 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and online career education services, today announced a 41% increase in revenues to $63.2 million, up from $44.8 million in the same period a year ago, and a loss from continuing operations before taxes of $14.4 million for the quarter ended March 31, 2010. The Company reported income of $2.2 million for the comparable period of 2009.

The first quarter 2010 results include a restructuring charge and integration charges of $2.1 million relating to the acquisition of Penn Foster in December 2009, which compares to a restructuring charge of $2.9 million in the first quarter of 2009. The first quarter of 2010 also includes depreciation and amortization of $10.6 million compared to $1.5 million in the same period of 2009.

During the first quarter, The Princeton Review generated net cash from operating activities of $2.7 million compared to $4.4 million in the first quarter of 2009. Net cash from operating activities included interest payments of $4.4 million compared to $0.3 million in 2009.

CEO Comment

“Our financial performance in the first quarter demonstrates that we are continuing the transformation process for The Princeton Review. That momentum carried through into April when we successfully issued 16.1 million shares of common stock, raising sufficient proceeds to pay off our bridge facility relating to the Penn Foster acquisition,” said Michael Perik, Chief Executive Officer of The Princeton Review. “The positive impact of these changes in our capital structure provides us with further financial flexibility to execute on our strategies, and to continue improving the growth characteristics of our core test prep and online career educational services businesses.”

Test Preparation Services

For the quarter, Test Preparation Services division revenue decreased by $0.6 million, or 2%, to $26.8 million in 2010, from $27.4 million in the first quarter of 2009.

Operating income in the Test Preparation Services division was $3.0 million for the first quarter of 2010, compared to $3.5 million for the first quarter of 2009. The 2010 results include higher depreciation and amortization expense of $1.7 million in 2010 compared to $1.0 million in 2009.

Penn Foster

For the first quarter, the Penn Foster online career educational services business, acquired in December 2009, contributed revenues of $26.4 million and an operating loss of $4.0 million. The operating loss includes depreciation and amortization charges of $5.5 million.

Supplementary Educational Services (SES)

For the first quarter of 2010, SES revenues decreased $7.5 million, or 43%, to $10.0 million compared to $17.5 million in the first quarter of 2009. As previously announced, due to significant changes in federal funding for these programs, the Company is placing less emphasis on this business and has scaled back activities accordingly. Consistent with this, the operating income in the SES division decreased by $3.5 million to $2.6 million for the first quarter of 2010 compared to $6.1 million in the first quarter of 2009.

Other Business Highlights

Subsequent to the end of the quarter, in April 2010 The Princeton Review completed an underwritten offering of shares of its common stock and received net proceeds of $44.4 million which were used to prepay the entirety of its second lien bridge facility.

Also in April 2010 the Company finalized its joint venture arrangement with the National Labor College and the AFL-CIO. The joint venture is expected to become operational in the second quarter of 2010 and anticipates enrolling its first students in September 2010.

Conference Call Details

The Princeton Review will review its first quarter 2010 financial results and provide additional business highlights on a conference call at 4:30 p.m. Eastern Daylight Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (760) 666-3600 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/events.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/events.cfm. Additionally, a replay of the call can be accessed by dialing either (800) 642-1687 or (706) 645-9291, passcode 72508298, through June 2, 2010.

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About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The Company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades. Nationally and regionally accredited Penn Foster High School and Penn Foster Career School (www.pennfoster.edu) are headquartered in Scranton, PA.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

REVU-e

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenue
Test Preparation Services	$26,757	$27,363
SES	9,989	17,460
Penn Foster	26,439	—

Total revenue	63,185	44,823

Operating expenses
Costs of goods and services sold (exclusive of items below)	22,514	17,359
Selling, general and administrative	36,137	20,565
Depreciation and amortization	10,561	1,531
Restructuring	1,031	2,918
Acquisition expenses	1,023	—

Total operating expenses	71,266	42,373

Operating (loss) income from continuing operations	(8,081)	2,450
Interest expense	(6,602)	(329)
Interest income	—	14
Other income	280	25

(Loss) income from continuing operations before income taxes	(14,403)	2,160
Provision for income taxes	(1,186)	(300)

(Loss) income from continuing operations	(15,589)	1,860

Discontinued operations
Loss from discontinued operations	(1,025)	(138)
Gain from disposal of discontinued operations	—	969
Benefit for income taxes from discontinued operations	—	47

(Loss) income from discontinued operations	(1,025)	878

Net (loss) income	(16,614)	2,738

Dividends and accretion on preferred stock	(2,803)	(1,207)

(Loss) income attributed to common stockholders	$(19,417)	$1,531

Earnings (loss) per share
Basic and diluted:
(Loss) income from continuing operations	$(0.54)	$0.02
(Loss) income from discontinued operations	(0.03)	0.03

Net (loss) income attributed to common stockholders	$(0.57)	$0.05

Weighted average shares used in computing earnings (loss) per share
Basic	33,772	33,742
Diluted	33,772	33,858

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$15,524	$10,075
Restricted cash and cash equivalents	446	626
Accounts receivable, net of allowance of $1,219 and $769, respectively	19,610	13,933
Other receivables, including $676 and $760, respectively, from related parties	4,655	6,721
Inventory	7,080	7,997
Prepaid expenses and other current assets	5,229	5,883
Deferred tax assets	12,944	12,920

Total current assets	65,488	58,155

Property, equipment and software development, net	32,566	33,310
Goodwill	187,015	186,518
Other intangibles, net	99,856	104,961
Other assets	6,765	6,863

Total assets	$391,690	$389,807

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,958	$5,962
Accrued expenses	27,382	23,047
Current maturities of long-term debt	4,429	4,597
Deferred revenue	32,553	32,887

Total current liabilities	72,322	66,493

Deferred rent	1,107	1,606
Long-term debt	143,461	142,072
Other liabilities	6,423	5,552
Deferred tax liability	31,776	31,499

Total liabilities	255,089	247,222
Series E Preferred Stock, $0.01 par value; 108,275 shares authorized; 108,275 and 98,275 shares issued and outstanding, respectively	109,569	97,326
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 100,000,000 shares authorized; 35,256,648 and 33,727,272 shares issued and outstanding, respectively	353	337
Additional paid-in capital	173,109	174,935
Accumulated deficit	(146,239)	(129,625)
Accumulated other comprehensive loss	(191)	(388)

Total stockholders' equity	27,032	45,259

Total liabilities and stockholders’ equity	$391,690	$389,807